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                                                                   EXHIBIT 23.03

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Quintiles Transnational Corp. on Form S-3 (File Nos. 333-19009, 333-28919, 333-38181, 333-40497 and 333-48403) and Form S-8 (File Nos. 33-91026, 333-03603,
333-16553, 333-40493 and 333-60797) of our report dated August 14, 1998, except for Note 21, as to which the date is September 2, 1998, on our audits of the consolidated financial statements of Pharmaceutical Marketing Services Inc. and Subsidiaries as of June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996, which report is included in this Current Report on Form 8-K/A.



                                                 /s/ PricewaterhouseCoopers LLP


Stamford, Connecticut
February 16, 1999